EXHIBIT 15.1


                            FINANCIAL STATEMENTS AND


                REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


                           UNIVERSAL POWER GROUP, INC.





                                DECEMBER 31, 2006








































                                EXHIBIT 15.1 - 68

                          INDEX TO FINANCIAL STATEMENTS


                           UNIVERSAL POWER GROUP, INC.




                                                                          Page
                                                                          ----
Report of Independent Registered Public Accounting Firm...............      70

Balance Sheets at December 31, 2006 and 2005 .........................      71

Statements of Income for the years ended
  December 31, 2006, 2005  and 2004...................................      73

Statement of Changes in Shareholders' Equity for the
  years ended December 31, 2006, 2005  and 2004.......................      74

Statements of Cash Flows for the years ended
  December 31, 2006, 2005  and 2004...................................      75

Notes to Financial Statements.........................................      77
































                                EXHIBIT 15.1 - 69

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of
Universal Power Group, Inc.

     We have audited the accompanying balance sheets of Universal Power Group, Inc. (the "Company") as of December 31, 2006 and 2005 and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform, audits of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal Power Group, Inc., as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note B to the financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.


/s/ KBA GROUP LLP
Dallas, Texas
March 28, 2007












                               EXHIBIT 15.1 - 70

                           UNIVERSAL POWER GROUP, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                             December 31,
                                                   ---------------------------
                                                        2006         2005
                                                   ------------- -------------
CURRENT ASSETS
 Cash and cash equivalents                         $ 13,036,447  $    176,295
 Accounts receivable:
  Trade, net of allowance for
   doubtful accounts of
   $114,257 and  $200,002                            10,171,055     8,405,089
  Other (including $186,617 and
   $121,086 from related parties)                       211,854       235,305
  Inventories - finished goods,
   net of allowance for
   obsolescence of $200,715
   and $150,715                                      22,571,534    19,110,278
  Current deferred tax asset                          1,087,163       187,300
  Prepaid expenses and other
   current assets                                       571,073       606,281
                                                   ------------  ------------
    Total current assets                             47,649,126    28,720,548

PROPERTY AND EQUIPMENT
 Machinery and equipment                                595,902       557,683
 Furniture and fixtures                                 288,457       239,639
 Leasehold improvements                                 188,691       181,232
 Vehicles                                               151,598       151,597
                                                   ------------  ------------
                                                      1,224,648     1,130,151
 Less accumulated depreciation
  and amortization                                     (787,554)     (633,356)
                                                   ------------  ------------
    Net property and equipment                          437,094       496,795

OTHER ASSETS                                             33,073        34,923
                                                   ------------  ------------
TOTAL ASSETS                                       $ 48,119,293  $ 29,252,266
                                                   ============  ============










    The accompanying notes are an integral part of these financial statements.

                               EXHIBIT 15.1 - 71

                           UNIVERSAL POWER GROUP, INC.

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                             December 31,
                                                   ---------------------------
                                                        2006         2005
                                                   ------------- -------------
CURRENT LIABILITIES
 Line of credit..................................  $ 14,573,595  $  9,261,435
 Accounts payable................................    11,529,002    12,387,887
 Accrued liabilities.............................       540,839       224,151
 Due to Zunicom, Inc.............................            --     2,769,929
 Current portion of capital lease obligations....        18,726        20,977
 Current portion of deferred rent................        15,423        42,637
                                                   ------------  ------------
    Total current liabilities....................    26,677,585    24,707,016

CAPITAL LEASE OBLIGATIONS, less current portion..         6,613        25,339
NOTES PAYABLE TO ZUNICOM, INC....................                   5,850,000
NON-CURRENT DEFERRED TAX LIABILITY...............        64,663        53,728
DEFERRED RENT, less current portion..............       206,975       210,510
                                                   ------------  ------------
    Total liabilities                                32,805,836    24,996,593

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
 Common stock - $0.01 par value,
  50,000,000 shares  authorized,
  5,000,000 and 3,000,000 shares
  issued  and outstanding........................        50,000        30,000
  Additional paid-in capital.....................    15,263,457     3,822,597
  Retained earnings..............................            --       403,076
                                                   ------------  ------------
    Total shareholders' equity...................    15,313,457     4,255,673
                                                   ------------  ------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY...........................  $ 48,119,293  $ 29,252,266
                                                   ============  ============











   The accompanying notes are an integral part of these financial statements.

                               EXHIBIT 15.1 - 72

                           UNIVERSAL POWER GROUP, INC.

                              STATEMENTS OF INCOME

                                               Year Ended December 31,
                                     -----------------------------------------
                                          2006          2005         2004
                                     ------------- ------------- -------------
Net sales                            $ 92,583,521  $ 81,275,175  $ 67,159,545
Cost of sales                          79,426,270    70,960,235    58,355,712
                                     ------------  ------------  ------------
Gross profit                           13,157,251    10,314,940     8,803,833
Operating expenses (including
  $480,000, $480,000, $440,000
   to Zunicom, Inc.)                   11,803,071     7,888,475     7,568,134
                                     ------------  ------------  ------------
Operating income                        1,354,180     2,426,465     1,235,699
Other income (expense)
  Interest expense                       (833,731)     (490,096)     (445,860)
  Interest income                          40,109         1,599         3,092
  Other, net                                    -        10,151       (48,133)
                                     ------------  ------------  ------------
      Total other expense                (793,622)     (478,346)     (490,901)
                                     ------------  ------------  ------------
Income before provision for
  income taxes                            560,558     1,948,119       744,798
Provision for income taxes               (272,645)     (813,783)     (347,139)
                                     ------------  ------------  ------------
Net income                           $    287,913   $ 1,134,336  $    397,659
                                     ============  ============  ============
Net income per share
     Basic                           $       0.10  $       0.38  $       0.13
                                     ============  ============  ============
     Diluted                         $       0.07  $       0.38  $       0.13
                                     ============  ============  ============
Weighted average shares
 outstanding
     Basic                              3,021,918     3,000,000     3,000,000
                                     ============  ============  ============
     Diluted                            4,174,817     3,000,000     3,000,000
                                     ============  ============  ============













     The accompanying notes are integral part of these financial statements

                               EXHIBIT 15.1 - 73

                           UNIVERSAL POWER GROUP, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



                            Common Stock     Additional
                        -------------------   Paid-in    Retained
                         Shares     Amount    Capital    Earnings      Total
                        --------- --------- ------------ ---------- ------------
Balances at
 January 1, 2004........3,000,000 $  30,000 $  3,822,597 $   22,752 $ 3,875,349
Dividends declared......       --        --           --   (185,000)   (185,000)
Net income for 2004.....       --        --           --    397,659     397,659
                        --------- --------- ------------ ---------- -----------
Balances at
 December 31, 2004......3,000,000    30,000    3,822,597    235,411   4,088,008
Dividends declared......       --        --           --   (966,671)   (966,671)
Net income for 2005.....       --        --           --  1,134,336   1,134,336
                        --------- --------- ------------ ---------- -----------
Balances at
 December 31, 2005......3,000,000    30,000    3,822,597    403,076   4,255,673
Sale of common stock
(net of offering costs).2,000,000    20,000   11,935,222         --  11,955,222
Stock-based
compensation expense....     ---- 2,175,035           --  2,175,035
Dividends declared......       --        --   (3,273,011)  (690,989) (3,964,000)
Capital contribution
 from Zunicom, Inc......       --        --      603,614         --     603,614
Net income for 2006 ....       --        --           --    287,913     287,913
                        --------- --------- ------------ ---------- -----------
Balances at
 December 31, 2006......5,000,000 $  50,000 $15,263,457$         -- $15,313,457
                        ========= ========= ============ ========== ===========




















     The accompanying notes are integral part of these financial statements

                               EXHIBIT 15.1 - 74

                           UNIVERSAL POWER GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                      -----------------------------------------
                                           2006           2005           2004
                                      ------------- ------------- -------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income........................... $    287,913  $  1,134,336  $    397,659
Adjustments to reconcile net income
 to net cash provided by (used in)
 operating activities:
 Depreciation and amortization of
   property and equipment............      154,197       137,978       130,852
 Provision for bad debts.............      126,127        48,187       173,744
 Provision for obsolete inventory....       50,000        55,962        90,000
 Deferred income taxes...............     (888,928)        2,301       (54,275)
 Loss on disposal of property and
   equipment.........................           --           962        25,909
 Non-cash compensation -  stock
    options..........................    2,175,035            --            --
 Non-cash tax expense................      952,864            --            --
Change in operating assets and
 liabilities:
  Accounts receivable - trade........   (1,892,093)   (1,104,788)     (970,143)
  Accounts receivable - other........       88,982        77,356      (179,404)
  Inventories........................   (3,511,256)   (5,913,069)   (2,824,793)
  Prepaid expenses and other current
   assets............................        1,850      (214,237)      137,492
  Other assets.......................       35,208         2,724        12,055
  Accounts payable...................     (858,885)    5,305,613    (1,305,087)
  Accrued liabilities................      316,688        58,811       510,544
  Due to Zunicom, Inc................     (334,711)      811,482       277,747
  Deferred rent......................      (30,749)       (8,696)      127,204
Net cash provided by (used in)        ------------  ------------  ------------
 operating activities................   (3,327,758)      394,922    (3,450,496)

CASH FLOWS FROM INVESTING
 ACTIVITIES
 Purchase of property and equipment..      (94,496)     (185,649)     (114,259)

CASH FLOWS FROM FINANCING
 ACTIVITIES
 Net activity on line of credit......    5,312,160       734,532     3,274,593
 Net proceeds from IPO...............   11,955,223            --            --
 Payments on capital lease obligations     (20,977)      (20,968)      (24,726)
 Payment of dividends to Zunicom, Inc.    (964,000)     (882,491)           --
  Net cash provided by (used in)      ------------  ------------  ------------
 financing activities................   16,282,406      (168,927)    3,249,867
                                      ------------  ------------  ------------


     The accompanying notes are integral part of these financial statements

                               EXHIBIT 15.1 - 75

                           UNIVERSAL POWER GROUP, INC.

                                               Year Ended December 31,
                                      -----------------------------------------
                                           2006           2005           2004
                                      ------------- ------------- -------------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS            $ 12,860,152  $     40,346  $   (314,888)
Cash and cash equivalents at
  beginning of year..................      176,295       135,949       450,837

Cash and cash equivalents at end of
  year............................... $ 13,036,447  $    176,295  $    135,949

SUPPLEMENTAL DISCLOSURES
  Income taxes paid.................. $     72,939  $     74,243  $     76,880
  Interest paid...................... $    833,731  $    490,096  $    445,860

SUPPLEMENTAL SCHEDULE OF
  NONCASH INVESTING AND
  FINANCING ACTIVITIES

   Acquisition of property and
    equipment through capital lease   $         --  $         --  $     28,960

  Capitalized lease incentives....... $         --  $         --  $    134,639

  Payable to Zunicom, Inc. converted
   to note payable................... $  2,850,000  $         --  $         --

  Dividends due to Zunicom, Inc...... $  3,000,000  $    269,180  $    185,000




















     The accompanying notes are integral part of these financial statements

                               EXHIBIT 15.1 - 76

                           UNIVERSAL POWER GROUP, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE A.  ORGANIZATION AND BASIS OF PRESENTATION

Organization
------------
     Universal Power Group, Inc. ("UPG" or the "Company"), a Texas corporation, is a distributor and supplier to a diverse and growing range of industries of portable power and related synergistic products, a provider of third-party fulfillment and logistics services and a custom battery pack assembler. The Company's primary logistics center is located in Carrollton, Texas and regional logistic centers are located in Oklahoma City, Oklahoma and Las Vegas, Nevada. The Company's customers are primarily located in the United States. However, a small portion of the Company's sales are to customers located in the United Kingdom, Australia, Ireland , China and Canada. The Company's growth strategy is to further develop new business in Europe and Latin America and to establish logistics centers in strategic domestic and global locations to service these accounts.

Recent Events
-------------
     Until December 20, 2006, the Company was a wholly-owned consolidated subsidiary of Zunicom, Inc. ("Zunicom"), a Texas corporation, whose stock is traded on the OTC Bulletin Board under the symbol "ZNCM.OB." On December 20, 2006, the U.S. Securities and Exchange Commission declared effective a registration statement filed by the Company registering the sale of 2,000,000 shares of its common stock by the Company and 1,000,000 of the Company's common stock owned by Zunicom. The initial public offering price was $7.00 per share. As a result of the offering, Zunicom's interest in the Company was reduced to 40%. Prior to the offering, because it was a wholly-owned subsidiary of Zunicom, UPG's financial position, results of operations and cash flows were consolidated with those of Zunicom. As a result of the offering, Zunicom no longer owns a controlling interest in UPG; however, as the largest shareholder, Zunicom will have significant influence over UPG.

     On October 25, 2006 the Company's Board of Directors authorized a forward stock split of 6.07404258 shares for each share of common stock outstanding on such date. As a result, the number of shares of common stock issued and outstanding increased from 493,905 to 3,000,000. All information in these statements gives retroactive effect to the stock split for all periods presented.

NOTE B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents
-------------------------
     The Company considers all unrestricted highly-liquid investments with original maturities of three months or less to be cash and cash equivalents.





                               EXHIBIT 15.1 - 77

Accounts Receivable
-------------------
     Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Inventories
-----------
     Inventories consist of finished goods, primarily of batteries and security products related to the Company's third party fulfillment services and materials used in the assembly of batteries into "packs". All items are stated at the lower of cost, determined using the average cost method by specific part, or market. The Company performs periodic evaluations, based upon business trends, to specifically identify obsolete, slow moving and non-salable inventory. Inventory allowances are evaluated periodically to ensure they reflect current business trends.

     The Company is a significant supplier for Brink's Home Security, Inc. ("Brinks"). In order to meet its obligations to Brinks, the Company maintains certain inventory levels at all times. Inventory held related to the Company's relationship with Brinks, primarily security products, totaled approximately $9,400,000 and $9,900,000, respectively, at December 31, 2006 and 2005. Brinks is obligated to purchase from the Company any and all remaining inventory held by the Company pursuant to an agreement with Brinks (including inventory in transit) and reimburse the Company for any applicable cancellation fees to the manufacturer upon early termination of the relationship.

Property and Equipment
----------------------
     Property and equipment are carried at cost. Depreciation and amortization of property and equipment is provided for using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset. Equipment leased under capital leases is amortized over the service life of the related asset or the term of the lease, whichever is shorter.

     At December 31, 2006 and 2005, property and equipment includes $112,085 and $112,085, respectively, of assets which have been financed under capital leases. The accumulated amortization related to these assets at December 31, 2006 and 2005 totaled $77,362 and $56,706, respectively. Amortization expense related to


                               EXHIBIT 15.1 - 78
these assets during the years ended December 31, 2006, 2005, and 2004 totaled $20,656, $20,715, and $15,286, respectively. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes
------------
     Through December 20, 2006, the Company is included in the consolidated federal income tax return filed by Zunicom. Subsequent to December 20, 2006, the Company will be required to file its own tax return. Income taxes are calculated as if the Company filed on a separate return basis. Current income tax receivable/payable through December 20, 2006, if any, is recorded as a due from/to Zunicom and deferred tax assets and liabilities are recorded separately.

     The Company utilizes the asset and liability approach to accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Long-Lived Assets
-----------------
     The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." In accordance with SFAS No. 144, long-lived assets are reviewed when events or changes in circumstances indicate that their carrying value may not be recoverable. These evaluations include comparing the future undiscounted cash flows of such assets to their carrying value. If the carrying value exceeds the future undiscounted cash flows, the assets are written down to their fair value using discounted cash flows. For the year ended December 31, 2004, the Company wrote off certain fixed assets, primarily leasehold improvements from a prior lease. The related impairment charges recognized in 2004 totaled approximately $26,000. For the years ended December 31, 2006 and 2005 there was no impairment of the value of such assets.

Deferred Rent
-------------
     The Company's operating lease for its primary office and warehouse space contains a free rent period and contains predetermined fixed increases of the minimum rental rate during the initial lease term. For this lease, the Company recognizes rental expense on a straight-line basis over the minimum lease term and records the difference between the amounts charged to expense and the rent paid as deferred rent. In addition, the landlord provided certain allowances for leasehold improvements on this office and warehouse space which have been recorded as deferred rent and leasehold improvements. The deferred rent will be


                               EXHIBIT 15.1 - 79
amortized as an offset to rent expense over the remaining term of the related lease.

Revenue Recognition
-------------------
     The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 104 when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable and collectibility is reasonably assured.

     The Company is a distributor who purchases both finished goods and components from domestic and international suppliers.The Company adds value to products and components by packaging them in customer specified "kits" or tailor made units that are convenient for the customer to order and ship. Additionally, the Company has several customers that require specific battery solutions for inclusion in their own products. The Company will obtain the battery and necessary components and configure a new finished good unit based upon customer specifications. The Company refers to this process as a "value added service". The Company recognizes sales of finished goods at the time the customer takes title to the product.

     The Company sells products to several customers in bulk quantities. The Company obtains the order from the customer and arranges for the delivery of the product directly from the Company's vendor to the customer to reduce freight costs and wear and tear on the product from excessive handling. The Company refers to these transactions as "drop shipments" because the product is shipped directly from the Company's vendor to the Company's customer. The Company also has an inventory fulfillment agreement with Brinks. The Company purchases, handles, assembles and delivers installation components and tooling to Brinks and to independent Brinks authorized dealers. Revenues from drop shipment transactions and pursuant to the agreement with Brinks are recognized on a gross basis at the time the customer takes title to the product based on the Company's analysis of the criteria defined in Emerging Issues Task Force ("EITF") Issue No. 99-19 for gross revenue reporting. Specifically, (i) the Company is the primary obligor; (ii) the Company has general and physical loss inventory risk;
(iii) the Company has credit risk; (iv) in most cases, the Company has discretion in supplier selection and product specifications; and (v) the Company has reasonable latitude within economic constraints to negotiate prices and terms with its customers.

Post Shipment Obligations
-------------------------
     The Company offers its customers a limited warranty for replacement of finished goods that do not function properly. Generally, the limited warranty period is for one year. The most common types of warranty claims are batteries that leak or batteries that do not provide the voltage they are intended to supply. The Company's written warranty is limited to the replacement of the product purchased and does not cover the product the battery is intended to power. The Company's replacement rate is insignificant, and is therefore recorded when the warranty expense is incurred. If the Company determines that a shipment of product had a manufacturing defect, the Company has recourse with the manufacturer to recover the replacement costs incurred. The costs of


                               EXHIBIT 15.1 - 80
isolated or individual instances of defects are borne by the Company. At December 31, 2006 and 2005, the Company has a warranty reserve of approximately $10,000.

Advertising costs
-----------------
     Advertising costs are charged to operations when incurred. Advertising expense was approximately $182,000, $95,000, and $102,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

Shipping and Handling Costs
---------------------------
     Shipping  and  handling   costs  are  charged  to  cost  of  sales  in  the
accompanying statements of income.

Earnings Per Share
------------------
     Basic earnings per common share is computed by dividing net income applicable to common shareholders by the weighted average number of common shares outstanding during each year.

     Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares and common stock equivalents outstanding for the year. The Company's common stock equivalents include all common stock issuable upon exercise of outstanding stock options and warrants.

     For the year ended December 31, 2006, the dilutive effects of 1,187,500 stock options are included in the diluted net income per share calculation and 300,000 warrants are exluded from the calculation as they are antidilutive. For the years ended Deceber 31, 2005 and 2004 the Company had no common stock equivalents.

Fair Value of Financial Information
-----------------------------------
     In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than carrying value of these financial instruments. The estimated fair value of cash equivalents, accounts receivable, prepaid expenses and other current assets, line-of-credit, accounts payable, and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments. The estimated fair value of capital lease obligations approximates the carrying amounts since they bear market rates of interest. None of these instruments are held for trading purposes.

Stock-Based Compensation
------------------------

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment"


                               EXHIBIT 15.1 - 81

(SFAS No.  123(R)),  which  replaces SFAS No. 123 and supersedes APB Opinion No.
25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition.

     The Company adopted SFAS No. 123(R) on January 1, 2006 using the modified prospective application method described in the statement. Results for prior periods are not required to be nor have been restated. Stock-based compensation expense recognized during each period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the statement of income during 2006 included compensation expense for fully vested stock-based payment awards granted prior to December 31, 2006. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

     Effect of Adopting SFAS No. 123(R)

     The Company granted stock-based compensation during 2006 and the effect of adopting SFAS No. 123(R) as of January 1, 2006 for the year ended December 31, 2006 is as follows:

                                                             For the Year Ended
                                                             December 31, 2006
                                                             -----------------
Stock-based  compensation expense
  (all included in operating expenses)                       $      2,175,035
Effect on basic earnings per common share                    $          (0.72)
Effect on diluted earnings per common share                  $          (0.52)

     The Company had no stock options or other stock-based compensation prior to 2006.

     Valuation Assumptions

     The fair values of option awards were estimated at the grant date using a Black-Scholes option pricing model with the following assumptions for the fiscal year ended December 31, 2006:

                                                            For the Year Ended
                                                            December 31, 2006
                                                            -----------------
Weighted average grant date fair value                      $           1.83
Weighted average assumptions used:
   Expected dividend yield                                             0.00%
   Risk-free interest rate                                             4.68%
   Expected volatility                                                17.00%
   Expected life (in years)                                                5




                               EXHIBIT 15.1 - 82

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The Company has elected to use the calculated value method to account for options granted in 2006. As there was no active market for the Company's common shares during 2006, the Company used historical volatility of the Dow Jones Small Cap Non-Durable Household Companies, which is representative of the Company's size and industry. The Company has used the historical closing values of that index to estimate volatility which was calculated at 17%. The expected term considers the contractual term of the option as well as expectations for exercise and forfeiture behavior. The risk-free interest rate is based on the rates in effect on the grant date for U.S. Treasury instruments with maturities matching the relevant expected term of the award.

Accounting for Warrants

     The Company applies EITF No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Aquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18"), with respect to options and warrants issued to non-employees. EITF 96-18 requires the use of option valuation models to measure the fair value of the options and warrants at the measurement date.

Recent Accounting Pronouncements

     In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes -- an Interpretation of FASB Statement 109" (FIN
48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 will be adopted in the first quarter of 2007. The Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its financial statements.

      In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial statements.





                               EXHIBIT 15.1 - 83

Use of Estimates and Assumptions

     Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

NOTE C.  INVENTORIES

     Inventories at December 31, 2006 and 2005 consist of the following:

                                                          December 31,
                                              ---------------------------------
                                                     2006             2005
                                              ---------------------------------
Battery and related inventory.............       $11,706,688      $ 9,973,047
Security related inventory................        10,347,702        8,581,729
Electronic components inventory...........           717,859          706,217
Inventory obsolescence reserve............          (200,715)        (150,715)
                                              ---------------- ----------------
                                                 $22,571,534      $19,110,278
                                              ================ ================
NOTE D.  LINE OF CREDIT

     The Company has a $16 million line of credit with Compass Bank that expires May 5, 2007. The interest on the first $6,000,000 of borrowings is fixed at 6.99%. Borrowings in excess of $6,000,000 have interest at LIBOR plus 2.5%. At December 31, 2006 that rate was 7.85%. The line of credit is due on demand and is secured by accounts receivable, inventories, and equipment. The line's availability is based on a borrowing formula, which allows for borrowings equal to 85% of UPG's eligible accounts receivable and a percentage of eligible inventory. In addition, UPG must maintain certain financial covenants including ratios on fixed charge coverage and minimum tangible net worth, as well as, maximum debt to tangible net worth and an interest coverage ratio. The advance formula referenced in the Security Agreement as the "Borrowing Base" is modified as follows: eighty-five percent (85.0%) of the outstanding value of Borrower's Eligible Accounts Receivable (as defined in the Security Agreement), plus fifty percent (50.0%) of the value of Borrower's Eligible Inventory (as defined in the Security Agreement). Advances against Borrower's Eligible Inventory shall not exceed the lesser of (a) $8,500,000 or (b) an amount equal to the product of (i) one and one-half (1.5), multiplied by (ii) eighty-five percent (85%) of the outstanding value of Borrower's Eligible Accounts Receivable at any one time outstanding. At December 31, 2006, $14,573,595 was outstanding under the line of credit and $1,096,414 remained available for borrowings under the line of credit based on the borrowing formula. As a result of the $2.2 million charge in 2006 for stock option compensation the Company violated two financial covenants. The bank has waived the Events of Default at December 31, 2006 and for the year ended December 31, 2006.




                               EXHIBIT 15.1 - 84

NOTE E. NOTES PAYABLE TO ZUNICOM, INC.

     The Company declared a $3 million dividend payable to Zunicom. The dividend is evidenced by a note payable, which has a maturity date of June 20, 2012 and which bears interest at the rate of 6% per annum. Interest on the unpaid principal amount of this note is payable quarterly, in arrears, and the principal amount will be repaid in 16 equal quarterly installments of $187,500 beginning September 20, 2008.

     At December 31, 2006 the Company also owed Zunicom an additional $2.85 million, reflecting the tax benefit of the consolidated losses used to offset the Company's taxable income. The obligation is evidenced by a note bearing interest at 6% per annum and maturing June 20, 2012. Interest on the unpaid principal amount of this note is payable quarterly, in arrears, and the principal amount will be repaid in 16 equal quarterly installments of $178,125 beginning September 20, 2008.

     Payments due as of December 31, 2006 are as follows:

                  2007 .........................................  $          --
                  2008 .........................................        731,250
                  2009 .........................................      1,462,500
                  2010 .........................................      1,462,500
                  2011 .........................................      1,462,500
                  Thereafter ...................................        731,250
                                                                    -----------
                  Total ........................................      5,850,000
                  Less current portion .........................             --
                                                                    -----------
                                                                    $ 5,850,000
                                                                    ===========
NOTE F. CAPITAL LEASE OBLIGATIONS

     Minimum future lease payments under capital leases and the present value of the minimum lease payments as of December 31, 2006 are as follows:

                  2007..........................................        $19,572
                  2008..........................................          6,721
                  Less amount representing interest.............           (954)
                                                                   ------------
                  Present value of minimum lease payments.......         25,339
                  Less current portion..........................        (18,726)
                                                                   ------------
                                                                        $ 6,613
                                                                    ===========
NOTE G. RELATED PARTY TRANSACTIONS

     The Company paid management fees to Zunicom of $480,000, $480,000, and $440,000 during the years ended December 31, 2006, 2005, and 2004, respectively.

     The Company declared dividends totaling $3,964,000 to Zunicom during the year ended December 31, 2006 of which $3,000,000 is recorded as a note payable to Zunicom, Inc. as of December 31, 2006 (See Note E). The Company paid cash dividends to Zunicom of $964,000 during the year ended December 31, 2006.


                               EXHIBIT 15.1 - 85

     At December 31, 2005 the due to Zunicom, Inc. on the accompanying balance sheet includes $2,500,749 for income taxes payable to Zunicom related to the Company's allocation of current income tax expense. At December 31, 2006 the Company recorded $2,850,000 as a note payable to Zunicom, Inc. (See Note E). As of December 31, 2006 the Company recorded $603,614 as a capital contribution from Zunicom in connection with a portion of the Company's current allocation of income tax expense which has been forgiven by the Zunicom.

     The Company declared $966,671 of dividends payable to Zunicom and paid cash dividends of $882,491 to Zunicom during the year ended December 31, 2005. At December 31, 2005 the balance due to Zunicom included a dividend payable of $269,180.

NOTE H. INCOME TAXES

     Deferred tax assets and liabilities at December 31, 2006 and 2005 consist of the following:
                                                              December 31,
                                                         2006             2005
Deferred tax assets:
  Inventory obsolescence....................       $    77,275         $ 51,243
  Allowance for doubtful accounts...........            43,989           68,001
  Accrued liabilities.......................           128,509           68,056
  Stock option compensation.................           837,390               --
                                                    -----------       ---------
Current deferred tax asset..................       $ 1,087,163         $187,300
                                                   ===========        =========
Non-current deferred tax liability..........       $   (64,663)        $(53,728)
                                                   ===========        =========
     The non-current deferred tax liability arises from the different useful lives and depreciation methods for depreciating assets for income tax purposes.

     The Company's provision for income taxes for the years ended December 31, 2006 and 2005 is comprised as follows:
                                                   2006       2005       2004
                                                ---------   --------   --------
Deferred income tax expense (benefit).......... $(888,928)    $2,301   $(54,275)
Currrent income tax expense.................... 1,161,573    811,482    401,414
                                                ---------   --------   --------
Provision for income taxes.....................  $272,645   $813,783   $347,139
                                                ---------   --------   --------

     The Company's income tax expense for the years ended December 31, 2006, 2005, and 2004 differed from the statutory federal rate of 35 percent as follows:

                                                                      2006              2005             2004
                                                                 ------------     ------------      ------------
Statutory rate applied to income before income taxes.......          $196,197         $662,360          $253,231
Amounts not deductible for income tax purposes.............            67,734           56,575            46,990
State income taxes, net of federal income tax effect.......            33,934           94,848            46,918
Other                                                                 (25,220)              --              --
                                                                 ------------     ------------      ------------
Income tax expense.........................................          $272,645         $813,783          $347,139
                                                                 ------------     ------------      ------------

                               EXHIBIT 15.1 - 86

NOTE I. SALE OF COMMON STOCK

     On December 27, 2006, the Company completed its initial public offering, or IPO at $7.00 per share for 3,000,000 shares of its common stock. In the initial public offering, the Company sold 2,000,000 shares of its common stock and Zunicom sold 1,000,000 shares of the Company's common stock. Included in this IPO were 300,000 warrants to purchase common stock granted to the underwriters at an exercise price of $8.40 per share. The warrants are exercisable at any time beginning 365 days after the grant date and until the fifth aniversary of that date. These warrants were valued at approximately $127,000 using the Black-Scholes model and have been included as a reduction of the net proceeds raised in the IPO. The net proceeds of $11,955,223 include the warrants granted to the underwriters and approximately $1,918,000 in issuance costs.

NOTE J. STOCK OPTIONS AND WARRANTS

Stock options

     2006 Equity Incentive Compensation Plan

     In December, 2006, the Company adopted, and its shareholders approved and ratified, the 2006 Stock Option Plan (the Plan), the purpose of which is to attract and retain the personnel necessary for the Company's success. The Plan gives the board of directors the ability to provide incentives through grants of stock options, restricted stock awards and other types of equity-based incentive compensation awards to the Company's key employees, consultants and directors (other than directors that are not compensated for their time by the Company or receive only a director's fee). The Plan will be administered by the compensation committee of the board of directors. Except as may otherwise be provided in the Plan, the compensation committee will have complete authority and discretion to determine the terms of awards.

     The Plan authorizes the granting of options, including options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. The compensation committee will determine the period of time during which a stock option may be exercised, as well as any vesting schedule, except that no stock option may be exercised more than 10 years after its date of grant. The exercise price for shares of the Company's common stock covered by an incentive stock option cannot be less than the fair market value of the Company's common stock on the date of grant; provided that that exercise of an incentive stock option granted to an eligible employee that owns more than 10% of the voting power of all classes of the Company's capital stock must be at least 110% of the fair market value of the Company's common stock on the date of grant.

     The Plan also authorizes the grant of restricted stock awards on terms and conditions established by the compensation committee. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

     The Board may terminate the Plan without shareholder approval or ratification at any time. Unless sooner terminated, the Plan will terminate in December 2016. The Board may also amend the Plan, provided that no amendment will be effective without approval of the Company's shareholders if shareholder


                               EXHIBIT 15.1 - 87
approval  is  required  to  satisfy  any  applicable   statutory  or  regulatory
requirements.

     A total of 1,250,000 shares of the Company's common stock, representing 25% of the total number of shares issued and outstanding at December 31, 2006, were reserved for issuance under the Plan. If an award expires or terminates unexercised or is forfeited to the Company, or shares covered by an award are used to fully or partially pay the exercise price of an option granted under the Plan or shares are retained by the Company to satisfy tax withholding obligations in connection with an option exercise or the vesting of another award, those shares will become available for further awards under the Plan.

     At December 31, 2006, common shares reserved for future issuance include 1,250,000 shares issuable under the 2006 Stock option Plan and 300,000 shares issuable upon exercise of outstanding warrants. At December 31, 2006 there are 1,187,500 options outstanding under the Plan and 62,500 options are available for future grants.

     Stock Incentive Plan Summary

     A summary of the Company's stock option activity and related information for the year ended December 31, 2006 is as follows:
                                                                       Weighted
                                                          Weighted     Average
                                                          Number of    Exercise
                                                           Options      Price

Outstanding at beginning of year                               --          --
Granted at IPO issue price                                1,187,500    $ 7.00
Exercised                                                      --          --
Forfeited                                                      --          --
Expired                                                        --          --
                                                          ---------    ------
Outstanding at end of year                                1,187,500    $ 7.00
                                                          =========    ======
Options exercisable at end of year                        1,187,500    $ 7.00
                                                          =========    ======


     Stock Options Outstanding and Exercisable

     Information related to stock options outstanding at December 31, 2006 is summarized below:

                                                 Options Outstanding                Options Exercisable
                                      -----------------------------------------    ----------------------
                                                      Weighted        Weighted                  Weighted
                                                       Average         Average                    Average
                                      Outstanding     Remaining        Exercise    Exercisable   Exercise
Exercise Price                        At 12/31/06  Contractual Life     Price      At 12/31/06     Price
                                      -----------  ----------------  ----------    -----------  ---------
  $ 7.00                              1,187,500        10 Years        $ 7.00      1,187,500      $ 7.00

                               EXHIBIT 15.1 - 88

     These stock options have an intrinsic value of $118,750 at December 31, 2006.

     On December 27, 2006, Universal Power Group, Inc. completed its initial public offering, or IPO at $7.00 per share for 3,000,000 shares of its common stock. In connection with the IPO, the Company issued warrants to the underwriters to purchase 300,000 shares of the Company's common stock at an exercise price of $ 8.40 per share. These warrants were valued at approximately $127,000 using the Black-Scholes model for valuation. All warrants were unexercised as of December 31, 2006.

NOTE K. CREDIT CONCENTRATIONS AND SIGNIFICANT CUSTOMERS

     Financial   instruments   that   potentially   subject   the   Company   to
concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

     Cash and cash equivalents are at risk to the extent that they exceed Federal Deposit Insurance Corporation insured amounts. To minimize this risk, the Company places its cash and cash equivalents with high credit quality financial institutions.

     In the normal course of business, the Company extends unsecured credit to virtually all of its customers. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its estimate of amounts which may become uncollectible. In the event of complete non-performance by the Company's customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of non-performance.

     At December 31, 2006 and 2005, the Company had receivables due from a significant customer who comprised approximately 37% and 48%, respectively, of total trade receivables. During the years ended December 31, 2006, 2005, and 2004, the Company had one customer who accounted for 48%, 56%, and 51%, respectively, of net sales. The loss of this significant customer would materially decrease the Company's net sales.

     A significant portion of the Company's inventory purchases are from two suppliers, representing 42% and 28% for the year ended December 31, 2006, 44% and 22% for the year ended December 31, 2005, and approximately 44% and 19% for the year ended December 31, 2004. The Company purchased approximately 61%, 70%, and 61% respectively, of its product through domestic sources with the remainder purchased from international sources, predominately in the Pacific Rim and mainland China, for the years ended December 31, 2006, 2005, and 2004. The majority of the Company's international purchases are coordinated through an independent consultant. The Company does not anticipate any changes in the relationships with these suppliers or the independent consultant; however, if such a change were to occur, the Company believes it has alternative sources available.





                               EXHIBIT 15.1 - 89

NOTE L. COMMITMENTS AND CONTINGENCIES

Litigation

     The Company is subject to legal proceedings and claims that arise in the ordinary course of business. Management does not believe that the outcome of these matters will have a material adverse effect on the Company's financial position, operating results, or cash flows. However, there can be no assurance that such legal proceedings will not have a material impact.

Operating Leases

     The Company leases certain office and warehouse facilities and various vehicles and equipment under non-cancelable operating leases. On February 1, 2002, the Company entered into a lease for a warehouse facility. This lease was amended in 2003 and again in November, 2006. The amendment expanded the Company's warehouse facilities by approximately 67,000 square feet to a total of approximately 216,000 square feet. The amended lease extends the Company's terms through March 31, 2013 with monthly payments beginning January 1, 2007 totaling approximately $38,800 for 2007, $41,900 for 2008 and 2009, $46,400 for 2010
through 2012, and $0 (zero) for the final three months, January 1, 2013 through March 31, 2013. The vehicle and equipment leases mature on various dates through 2012. Minimum future payments on these leases as of December 31, 2006 are as follows:

               Years ending
               December 31,
            ------------------
                  2007.........................................     $ 704,736
                  2008.........................................       722,976
                  2009.........................................       599,389
                  2010.........................................       587,426
                  2011.........................................       584,187
                  Thereafter...................................       568,593
                                                                 ------------
                                                                   $3,767,307
                                                                 ============

     Rent expense for the years ended December 31, 2006, 2005, and 2004 totaled approximately $595,000, $451,000, and $464,000, respectively.

Employment Agreements

     The Company has employment agreements with three key officers of the Company. The agreements call for severance compensation in the event the officers employment is terminated by reason of (i) the death, illness or incapacity of the officer; (ii) the termination of the officer's employment by the Company for any reason other than act of breach; or (iii) the termination of the officer's employment by the officer because of a substantial breach of the employment agreement by the Company. If severance compensation is required, the Company will pay the officer a lump sum equal to twelve months of the officer's current salary plus twelve months of Cobra insurance coverage for the officer and the officer's family. One of the key officers is also entitled to an annual incentive bonus on a target net income amount based upon the Company's annual


                               EXHIBIT 15.1 - 90
operating budget as more thoroughly defined in his employment agreement. This bonus is payable annually and is payable for the calendar year in which the officer is terminated. This officer received an option to purchase 10% of the outstanding common stock of the Company during 2006. The other key officers may be paid an annual incentive bonus to be determined solely by the Board of Directors of the Company at the end of each year. One of these officers also received options to purchase 7.5% of the outstanding common stock of the Company during 2006. Both employment agreements state that any options granted to these two key officers will be fully vested and immediately exercisable for a period of ten years at a per share exercise price equal to the initial public offering price of $7.00 per share.

NOTE M. EMPLOYEE BENEFIT PLAN

     The Company established and continues to maintain a 401(k) Plan intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. All employees who are at least 18 years of age are eligible to participate in the plan. There is no minimum service requirement to participate in the plan. Under the plan, an eligible employee can elect to defer from 1% to 85% of his salary. The Company may, at its sole discretion, contribute and allocate to plan participant's account a percentage of the plan participant's contribution. There were no Company contributions for the years ended December 31, 2006, 2005, and 2004.

NOTE N. QUARTERLY FINANCIAL INFORMATION (Unaudited)

     Selected quarterly financial information (unaudited) for the years ended December 31, 2006 and 2005 is set forth below:


                                                               Net Income (Loss)      Weighted Average Shares
                                                                      Per Share              Outstanding
2006               Net Sales    Gross Profit Net Income (Loss)   Basic    Diluted      Basic           Diluted
First quarter       $20,740,624 $   2,930,468  $    316,822   $  0.11   $ 0.11       3,000,000        3,000,000
Second quarter      $23,504,175 $   3,268,163  $    397,086   $  0.13   $ 0.13       3,000,000        3,000,000
Third quarter       $23,772,154 $   3,475,674  $    454,400   $  0.15   $ 0.15       3,000,000        3,000,000
Fourth quarter      $24,566,568 $   3,482,946  $   (880,395)  $ (0.29)  $(0.29)      3,088,889        3,088,889
For the year        $92,583,521 $  13,157,251  $    287,913   $  0.10   $ 0.07       3,021,918        4,174,817


                                                                   Net Income         Weighted Average Shares
                                                                     Per Share               Outstanding
2005               Net Sales    Gross Profit    Net Income       Basic    Diluted      Basic           Diluted
First quarter       $17,402,572 $   2,145,194  $   176,509   $   0.06   $ 0.06       3,000,000        3,000,000
Second quarter      $20,446,237 $   2,612,326  $   278,914   $   0.09   $ 0.09       3,000,000        3,000,000
Third quarter       $22,111,952 $   3,015,847  $   435,952   $   0.15   $ 0.15       3,000,000        3,000,000
Fourth quarter      $21,314,414 $   2,541,573  $   242,961   $   0.08   $ 0.08       3,000,000        3,000,000
For the year        $81,275,175 $  10,314,940  $ 1,134,336   $   0.38   $ 0.38       3,000,000        3,000,000









                               EXHIBIT 15.1 - 91